Calamos ETF Trust

2020 Naperville Court

Naperville, Illinois 04101

June 27, 2014

EDGAR FILING

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration
Calamos ETF Trust
Pre-Effective Amendment No. 2
File Nos. 333-191151; 811-22887

Dear Sir or Madam:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of Pre-Effective Amendment No. 2 to its registration statement on Form N-1A be accelerated to June 30, 2014. Pre-Effective Amendment No. 2 is filed herewith under the 1933 Act and the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

CALAMOS ETF TRUST

/s/ J. Christopher Jackson
By: J. Christopher Jackson
Title: Vice President and Secretary

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

June 27, 2014

EDGAR FILING

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration
Calamos ETF Trust
Pre-Effective Amendment No. 2
File Nos. 333-191151; 811-22887

Dear Sir or Madam:

As principal underwriter for Calamos ETF Trust (the “Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of Pre-Effective Amendment No. 2 to its registration statement on Form N-1A be accelerated to June 30, 2014. Pre-Effective Amendment No. 2 is filed herewith under the 1933 Act and the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

/s/ Mark Fairbanks
Mark Fairbanks, President